Exhibit 99.1

EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2016

Contact: Paul Richins	April 26, 2016
(801) 566-1200

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2016, Utah Medical Products, Inc. (Nasdaq: UTMD) achieved results representing a solid start to meeting its previously announced goals for 2016.
Summary of results.
The following is a summary comparison of 1Q 2016 with 1Q 2015 income statement measures:
Sales:	+ 1%
Gross Profit:	+ 2%
Operating Income:	+11%
Net Income:	+21%
Earnings Per Share:	+21%

As a company with operations outside the U.S. (OUS) with almost 30% of total sales invoiced in foreign currencies, the volatility of foreign currency exchange (FX) rates continues to have a significant impact on period-to-period financial results.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; GBP = UK Pound Sterling; and EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

UTMD's FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 1Q 2016 and 1Q 2015 follow:
	1Q 2016	1Q 2015	Change
GBP	1.432	1.514	( 5.4%)
EUR	1.106	1.119	( 1.1%)
AUD	0.724	0.784	( 7.6%)

Despite continued negative FX pressure, UTMD's total consolidated 1Q 2016 UTMD sales were $68 higher than in 1Q 2015 (up about 1%). In constant currency terms, i.e. using the same FX rates as in 1Q 2015, total consolidated 1Q 2016 sales were up $199 (up about 2%).  The weighted average negative impact on all foreign currency sales was 4.3%, reducing reported USD sales by $131.

UTMD's consolidated 1Q 2016 gross profit margin (GPM) improved compared to 1Q 2015, and was higher than in year 2015 as a whole, as a result of improved productivity in manufacturing operations in both the U.S. and Ireland.

UTMD's Operating Income Margin (OIM) gained substantial leverage from two factors; 1) the suspended Obamacare Medical Device Excise Tax (MDET) previously included in Sales & Marketing (S&M) operating expenses, and 2) weaker GBP FX rate effect on fixed Identifiable Intangible Asset (IIA) amortization expense which comprises a significant portion of General & Administrative (G&A) operating expenses.

Income Before Tax (EBT) was leveraged further from two additional factors: 1)  the lack of any interest expense from loans fully repaid in 1Q 2015, and 2) a reversal of the remeasured USD value of EUR cash balances held by UTMD's UK subsidiary. Profit margins in 1Q 2016 were exceptionally strong, as follows:

	1Q 2016 (JAN – MAR)	1Q 2015 (JAN – MAR)
Gross Profit Margin (gross profits/ sales):	60.4%	59.7%
Operating Income Margin (operating income/ sales):	41.9%	37.9%
EBT Margin (profits before income taxes/ sales):	42.8%	35.8%
Net Profit Margin (profit after taxes/ sales):	31.2%	26.1%

UTMD's Balance Sheet, in the absence of any debt, improved markedly during 1Q 2016:  Cash and Investments were up $4.2 million and Stockholders' Equity was up $2.0 million.  FX rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 1Q 2016 and the end of 1Q 2015 follow:
	1Q 2016	1Q 2015	Change
GBP	1.438	1.485	( 3.1%)
EUR	1.139	1.074	+ 6.0%
AUD	0.768	0.763	+ 0.7%

Sales.
Total consolidated 1Q 2016 UTMD sales were $68 higher than in 1Q 2015 (up 1%). Comparing 1Q 2016 to 1Q 2015, total U.S. domestic sales were 2% lower and OUS sales were 3% higher.

Domestic sales in 1Q 2016 were $5,294 compared to $5,377 in 1Q 2015.  The components of domestic sales include 1) "direct sales" of UTMD's medical devices to user facilities (and med/surg stocking distributors for hospitals), 2) "OEM sales" of components and other products manufactured by UTMD for other medical device and non-medical device companies, and  3) sales of Filshie Clip System devices by UTMD's UK subsidiary, Femcare-Nikomed Ltd, to CooperSurgical Inc. (CSI) for distribution in the U.S. under an exclusive distribution agreement between CSI and Femcare executed prior to UTMD's acquisition of Femcare in 2011.  Direct sales, representing 63% of total domestic sales, were $56 (+2%) higher in 1Q 2016 than in 1Q 2015.  OEM sales, representing 14% of total domestic sales, were $120 (+19%) higher. CSI sales, representing 23% of 1Q 2016 total domestic sales, were $259 (18%) lower. Based on input from the marketplace, UTMD believes that the lower sales to CSI were not representative of a lower utilization rate of the Filshie Clip System in the U.S.

OUS sales in 1Q 2016 were $5,007 compared to $4,856 in 1Q 2015. This was despite the fact that OUS sales invoiced in foreign currencies were reduced 4.3% as a result of negative FX rates detailed above. Foreign currency OUS sales in 1Q 2016 were $2,910, which was 58% of all OUS sales and 28% of total consolidated sales.  Constant currency (using same FX rates as in 1Q 2015) OUS foreign currency sales were $3,040 in 1Q 2016.  As expected, the negative 1.2% impact of FX rates on 1Q 2016 total consolidated sales was much less than the negative 3.7% impact of FX rates in 1Q 2015.

Trade sales are sales to third parties, excluding sales from one UTMD entity to another.  Ireland subsidiary 1Q 2016 trade sales were up $530 (+46%). Ireland EUR trade sales were up 48%. The increase resulted primarily from $198 higher sales of blood pressure monitoring (BPM) kits to OUS distributors and $264 higher international sales of Filshie Sterishot kits, now manufactured entirely by UTMD Ireland, to customers located outside the UK and Australia.  In addition, Ireland direct sales to Ireland end users in 1Q 2016 were up 15% (up 17% in EUR).

Trade sales by UTMD's UK subsidiary, Femcare-Nikomed Ltd, were $607 lower (19%), $62 of which was due to the weaker GBP FX. UK subsidiary 1Q 2016 GBP trade sales were down 15%. A significant portion of the decline was sales to CSI, Femcare's U.S. distributor of the Filshie Clip System (which are included in UK trade sales, but not in the International sales category, i.e. included in domestic sales), which were down $259 (18% lower). The other large decline resulted from transfer of Sterishot kit sales directly to international customers outside the UK and Australia to UTMD's Ireland subsidiary.  In 1Q 2016, the UK subsidiary had no international Sterishot sales, which were £197 in 1Q 2015 ($298). UK direct sales to UK end users in 1Q 2016 were up 3% (up 9% in GBP).

Sales by UTMD's Australia subsidiary to Australia end users in 1Q 2016 were $67 (11%) lower than in 1Q 2015, $43 of which was due to the weaker AUD compared to a year earlier. Australia subsidiary AUD sales were down 4%.

Gross Profit (GP).
GP results from subtracting the costs of manufacturing and shipping products to customers. UTMD's GP was $110 (+2%) higher in 1Q 2016 than in 1Q 2015. The GPM improved to 60.4% in 1Q 2016 from 59.7% in 1Q 2015, and was higher than the 60.2% GPM for the full year of 2015. Higher unit sales helped absorb fixed manufacturing overhead costs.

Operating Income (OI).
OI results from subtracting Operating Expenses (OE) from GP. OE, comprised of general and administrative (G&A), sales and marketing (S&M) and product development (R&D) expenses, were $1,911 in 1Q 2016 (18.5% of sales) compared to $2,235 in 1Q 2015 (21.8% of sales). With regard to OE, the lower FX rates were helpful, as the 1Q 2016 OE of UTMD's foreign subsidiaries in the aggregate would have been $54 higher using 1Q 2015 FX rates. Setting aside the lack of a MDET in 2016 and possible continuation of the favorable FX impact on foreign subsidiary OE, UTMD expects OE for the year 2016 as a whole to be approximately the same as in 2015.

Consolidated G&A expenses were $1,396 (13.5% of sales) in 1Q 2016 compared to $1,507 (14.7% of sales) in 1Q 2015. The G&A expenses in 1Q 2016 included $576 (5.6% of sales) of non-cash expense from the amortization of identifiable intangible assets resulting from the Femcare acquisition, which were $611 (6.0% of sales) in 1Q 2015.  The lower USD amortization expense was the result of a stronger USD, as the amortization expense in GBP was £403 in 1Q 2016 compared to £404 in 1Q 2015.

S&M expenses were $405 (3.9% of sales) in 1Q 2016 compared to $573 (5.6% of sales) in 1Q 2015. S&M expenses in 1Q 2015 included $68 MDET.  The MDET, initially imposed as a component of the Patient Protection and Affordable Care Act (Obamacare), levied in 2015 as 2.3% of domestic sales of medical devices, was suspended by Congress for the years of 2016 and 2017.

R&D expenses in 1Q 2016 were $110 (1.1% of sales) compared to $156 (1.5% of sales) in 1Q 2015.  R&D expenses were lower in comparison after the completion of internal development of a new L&D device, the CVX-Ripe™, designed to provide a mechanical means of ripening the cervix at term gestation that will reduce the time needed to allow induction of labor, and to reduce the total time of active labor needed to achieve a successful vaginal delivery.  The CVX-Ripe catheter was commercially introduced in 4Q 2015 after gaining U.S. FDA concurrence with UTMD's 510-K submission.

OI in 1Q 2016 was $4,312 compared to $3,877 in 1Q 2015 (11% higher), due to the higher GP leveraged by the lower OE described above. UTMD's 1Q 2016 operating income margin (OIM), operating income divided by sales, was 41.9% compared to 37.9% in 1Q 2015.

Income Before Tax.
Income before taxes (EBT) results from subtracting net non‑operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI. Consolidated 1Q 2016 EBT was $4,413 compared to $3,668 in 1Q 2015.  In addition to the higher OI described above, the $745 (+20%) higher 1Q 2016 EBT compared to 1Q 2015 can be attributed to 1) a lack of any interest expense, and 2) a reversal of the impact of remeasured EUR cash balances in the UK. UTMD EBT margins (EBT divided by sales) were 42.8% in 1Q 2016 compared to 35.8% in 1Q 2015.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company's technology. Negative NOE is NOI.  Net NOI in 1Q 2016 was $101 compared to $209 NOE in 1Q 2015. In other words, NOE was $310 lower in 1Q 2016 compared to 1Q 2015.  Interest expense in 1Q 2016 was zero. The loans obtained to help finance the acquisition of Femcare in 1Q 2011 were fully repaid in 1Q 2015 at an expense of $65 including accrued interest and bank fees. The total gain on remeasured foreign currency balances in 1Q 2016 was $73 compared to a loss of $168 in 1Q 2015, resulting in a $241 lower NOE.

The EBT of Utah Medical Products, Ltd (Ireland) was EUR 669 in 1Q 2016 compared to EUR 751 in 1Q 2015. The EBT of Femcare Group Ltd (Femcare-Nikomed, Ltd., UK and Femcare Australia) was GBP 990 in 1Q 2016 compared to GBP 945 in 1Q 2015. The respective EBT margins of UTMD Ltd. (Ireland) were 39.9% in 1Q 2016 and 43.5% in 1Q 2015, and of Femcare Group were 45.9% in 1Q 2016 and 37.6% in 1Q 2015.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 1Q 2016 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense ("adjusted consolidated EBITDA") were $5,103 compared to $4,698 in 1Q 2015. Management believes that this operating performance provides a good start to achieving its financial objectives for the year 2016, as previously provided in its 2015 SEC 10-K Report.

Net Income (NI).
NI in 1Q 2016 of $3,217 was 20.6% higher than the NI of $2,667 in 1Q 2015. UTMD's net profit margin (NPM), NI divided by consolidated sales, was 31.2% in 1Q 2016 and 26.1% in 1Q 2015. The average consolidated income tax provisions (as a % of EBT) in 1Q 2016 and 1Q 2015 were 27.1% and 27.3%, respectively.

UTMD's combined state and federal income tax provision rate in the U.S. after all allowable deductions was 34.5% in 1Q 2016 compared to 34.2% in 1Q 2015. The corporate income tax rate in the UK was 20% in 1Q 2016 compared to 21% in 1Q 2015. The income tax rate in Australia remained 30% in both periods. The UTMD Ltd (Ireland) tax rate on export profits remained at 12.5% for both periods.  The combined income tax rate was about the same despite the lower UK rate because 51% of 1Q 2016 consolidated EBT were generated in the U.S. at the highest tax rate, compared to 46% in 1Q 2015.

Earnings per share (EPS).
EPS in 1Q 2016 were 20.8% higher than in 1Q 2015. The confluence of higher sales, higher GPM, lower operating expenses helped by the suspension of the MDET and the diminishing of foreign expenses by a stronger USD, no interest expense from being debt free and the gain in USD value of EUR currency in the UK, together with a slightly lower tax rate and diluted shares outstanding, produced EPS of $.853 in 1Q 2016 compared to $.706 in 1Q 2015.  EPS for the most recent twelve months were $3.287, but this includes a 4Q 2015 "one-time" increase of $.093 from the adjustment in UTMD's deferred tax liability as a result of lower future income tax rates enacted in the UK in late 2015. Diluted shares used to calculate EPS decreased to 3,769,900 in 1Q 2016 from 3,776,400 in 1Q 2015 despite a higher average share price, as a result of 13,000 shares repurchased after the end of 1Q 2015. The number of shares added as a dilution factor in 1Q 2016 was 17,100 compared to 26,100 in 1Q 2015.

Outstanding UTMD shares at the end of 1Q 2016 were 3,756,600. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at March 31, 2016 was 55,300 shares at an average exercise price of $39.43/ share, including shares awarded but not vested. This compares to 83,900 unexercised option shares outstanding at March 31, 2015 at an average exercise price of $37.29/ share.

During both 1Q 2016 and 1Q 2015, UTMD did not repurchase its shares in the open market. The Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 1Q 2016 was $62.54 compared to $58.54 at the end of calendar year 2015, and $59.86 at the end of 1Q 2015.

Balance Sheet.
At March 31, 2016 compared to a year earlier, cash and investments increased $11.4 million to $27.6 million, and Stockholders' Equity increased $7.8 million after cash payments of dividends to shareholders of $3.8 million (which reduce Stockholders' Equity).  At March 31, 2016, net Intangible Assets were 45.1% of total consolidated assets compared to 54.2% a year earlier.

Financial ratios as of March 31, 2016 which may be of interest to stockholders follow:
1)            Current Ratio = 6.0
2)            Days in Trade Receivables (based on 1Q 2016 sales activity) = 39
3)            Average Inventory Turns (based on 1Q 2016 CGS) = 3.8
4)            2016 YTD ROE (before dividends) = 18%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government healthcare "reforms", the Company's ability to efficiently manufacture, market, and sell products, and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD's public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in hundreds of countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31 (in thousands except Earnings Per Share)
	1Q 2016	1Q 2015	Percent Change
Net Sales	$10,301	$10,233	+0.7%
Gross Profit	6,223	6,112	+1.8%
Operating Income	4,312	3,877	+11.2%
Income Before Tax	4,413	3,668	+20.3%
Net Income	3,217	2,667	+20.6%
Earnings Per Share	$0.853	$0.706	+20.8%
Shares Outstanding (diluted)	3,770	3,776

BALANCE SHEET (in thousands)
	(unaudited) MAR 31, 2016	(audited) DEC 31, 2015	(unaudited) MAR 31, 2015
Assets
Cash & Investments	$27,560	$23,333	$16,157
Accounts & Other Receivables, Net	5,402	4,563	5,013
Inventories	4,492	4,196	4,850
Other Current Assets	816	781	769
Total Current Assets	38,270	32,873	26,789
Property & Equipment, Net	7,414	7,369	7,728
Intangible Assets, Net	37,530	38,933	40,858
Total Assets	$83,214	$79,175	$75,375

Liabilities & Stockholders' Equity
A/P & Accrued Liabilities	$6,334	$4,066	$5,359
Total Current Liabilities	6,334	4,066	5,359
Deferred Tax Liability – Intangibles	4,221	4,452	5,190
Deferred Income Taxes	1,000	1,009	985
Stockholders' Equity	71,659	69,648	63,841
Total Liabilities & Stockholders' Equity	$83,214	$79,175	$75,375